January 18, 2001

Ian Grant

Spectre Industries

206 - 260 East Esplanade

North Vancouver, BC

V7L 1A3

Dear Ian:

RE: Letter of Engagement for Burntsand Professional Services

As a company having consulting and implementation expertise in the field of e-commerce, e-customer relationship, e-supply chain management and e-business intelligence Burntsand is pleased to provide the following services to Spectre Industries.

The purpose of this Letter of Engagement is to document our discussions to date and to confirm our respective intentions with respect to the proposed provision of Burntsand services to your organization. The following Parts shall set out our respective intentions and understandings:

COMPANY PROFILE

Spectre Industries (Spectre) is a major player in the North American distribution network for the automotive aftermarket through its ownership of Grant Automotive Group (GAG). As well, GAG is the Canadian representative for Autovia, the internet based parts ordering systems to the business to business segment of the Canadian automotive aftermarket.

Spectre has identified a significant opportunity to explore the potential of utilizing Internet-based technology to improve operational efficiency/effectiveness and increase revenues throughout its extensive operational base.

Of particular interest are the opportunities that exist to position Spectre as the dominant value added service provider within the automotive parts supply chain through streamlining and automating supply chain business processes.

The automotive parts industry has been exposed to numerous e-business initiatives, none of which have, as yet, lived up to expectations. Spectre is uniquely positioned to reverse this trend through capitalizing upon its industry history, market reputation and well-established distribution network.

COMPANY E-BUSINESS GOALS AND OBJECTIVES

Spectre is looking to establish and articulate its on-line presence through the identification of various e-Business initiatives. This strategy will include identification and assessment of the appropriate solutions to optimize external and internal processes to reduce costs and generate additional revenues for Spectre.

I. SCOPE

The first step in helping Spectre identify its e-Business presence is the e-business vision phase. This phase consists of intensive industry orientation, one on one interviews, research to identify valid e-Business opportunities, a workshop to review the e-Business initiatives (e-nitiatives) and subsequent strategy, if applicable to pursue a specific e-business initiative.

Burntsand proposes to lead and facilitate a vision workshop with Spectre's key business leaders. This workshop is the first step in working with Burntsand and will help guide Spectre to the formulation of an e-Business vision. Prior to the workshop Burntsand will conduct interviews with the key business leaders identified.

ORIENTATION

  Burntsand resources to work with and alongside Spectre resources to gain a deep understanding of the automotive aftermarket business. This is an important step as it provides a valuable opportunity to gain first hand knowledge of industry working practices and culture.

EXECUTIVE INTERVIEWS

  Identifying and interviewing key executives and other appropriate individuals

  Capturing the top business concerns that 'keep you awake at night'

  Establishing prioritization criteria based upon these issues

IDENTIFY POTENTIAL INITIATIVES

  Applying our broad knowledge of e-business to these issues and concerns previously identified. We synthesize experience with research and input, based on our joint strengths

EXECUTIVE WORKSHOP

  This 1 day intensive Vision workshop distills all content into discrete initiatives

  These initiatives are then confirmed based upon metrics which are identified early in the process

e-BUSINESS MODEL & STRATEGY

  The output from the workshop is then refined to develop an e-Business model and strategy for the identified initiatives

e-BUSINESS VISION REPORT

  A detailed report summarizing the recommendations and action plans

II. APPROACH

Burntsand's approach is as follows:

February

  Initial meeting with Ian Grant to gather company data, schedule orientation activities for Burntsand resources

March

  Research and Orientation
  Interviews with key business personnel (up to 4)

April

  Workshop
  Develop business model and strategy
  Deliver final report
Burntsand Resources
Senior e-Business Strategist e-Solution Architect e-Business Strategist/Account Manager
Spectre Workshop Resources
Ian Grant - CEO and President Spectre Industries Jeff VandeSande - Director, IT, Grant Brothers Sales Other key personnel to a maximum of 4 participants

  DELIVERABLES

  Burntsand will provide to Spectre a Business Case report that will outline the findings from the research, analysis and focus groups. The table of contents of the report is summarized below:

  Executive Overview

  This is a summary of the existing conditions, business drivers and perceived urgency surrounding this initiative. It also touches upon our approach, findings and recommendations at a very high level.

  The Approach

  The approach summarized the process, surveys, workshops, and participants involved in the development of the strategy.

  Our Understanding

  This is a detailed analysis of the current business and explores areas of competitive threat, client retention and of new opportunity.

  e-Business Model

  This is a description of the new e-business and how the new e-business would evolve based on a series of multiple initiatives. The description consists of an overview describing how the new business would look. It would then describe how each initiative would add to the complete picture. It touches upon Return on Investment for each initiative. Burntsand applies our knowledge of e-Business to the identified e-Business Vision to elaborate the solution.

  Potential Initiatives

  This is a detailed description of each initiative in rank order. The rank is based upon priority of the initiative when compared against associated benefit or threat. It may not be possible to complete all initiatives within the given constraints of time and money. The recommendations will identify the key initiatives for optimal impact and success.

  Next Steps

  This is an action plan for moving forward. It will explore details around timing and costs for the highest priority initiative. It will then describe timing for future initiatives.

  RESPONSIBILITIES

  There are five requirements of Spectre:

    Appoint an internal project manager and an executive sponsor.
    Ensure key business people are available for the pre workshop interviews.
    Transfer knowledge to Burntsand, recognizing that most knowledge is presently with the key business stakeholders, and that this is key to Burntsand performing the services described in this Letter of Engagement
    Provide information to Burntsand about your business goals, vision and corporate objectives.
  CONSIDERATION

In consideration of the performance of the Services, Spectre shall pay to Burntsand the following:

  This Strategy Formulation is on a fixed price basis, for the fee of $50,000.

  A retainer fee amounting to $25,000 is payable upon execution of this agreement.

  The balance of $25,000 to be paid upon delivery of the Strategy Report on February 28, 2001.

  All other services will be billed on a Time and Materials basis as performed.

  All payments shall be payable upon receipt of a Burntsand invoice.

  Burntsand shall be reimbursed for all reasonable expenses, on a time and materials basis, incurred by Burntsand in the course of providing services.

  Applicable taxes, travel and living costs are extra. All prices are in Canadian dollars.

  Travel and Living Expenses; Spectre will reimburse Burntsand for any T&L expenses incurred during the course of the project.

  TERM

Currently, Burntsand has resource availability as noted in this Letter of Engagement. All times and resource commitments will be confirmed upon the signing of this Letter of Engagement.

Project Commencement Date: Week of February 1, 2001

Project Completion Date: April 30, 2001

The duly signed Letter of Engagement will form Schedule A of the Burntsand Inc. Professional Services Agreement Terms and Conditions. If the foregoing reflects our mutual statement of intent, please sign and return this Letter of Engagement.

Yours truly,

Gord Locke

Account Manager
Agreed to this 18th day of January 2001	Agreed to this 18th day January 2001

By: Burntsand, Inc.	By: Spectre Industries.

Name: D. Stockert	Name: Ian Grant

Title: Vice President	Title: President & CEO, Spectre Industries

Signature: /s/ D. Stockert	Signature: /s/ Ian Grant